Exhibit 99.1

NEWS RELEASE

Cornerstone Building Brands Announces Divestiture of its

Insulated Metal Panels Business for $1 Billion,

Accelerates Long-term Value Creation

•	Unlocks immediate shareholder value and positions for sustainable growth

•	Anticipates net debt leverage reduction by approximately three-quarters of a turn

•	Strengthens financial flexibility to fuel accretive growth opportunities

•	Optimizes its long-term value proposition by furthering its position as a scale player in large, deep markets

CARY, NC, June 7, 2021 - Cornerstone Building Brands, Inc. (NYSE: CNR) (the “Company”), the largest manufacturer of exterior building products in North America, announced today that it has entered into a definitive agreement to sell its Insulated Metal Panels (“IMP”) business to Nucor Insulated Panel Group Inc and certain of its subsidiaries (collectively, “Nucor”) in a cash transaction for $1 billion. The transaction includes products sold under the Metl-Span and CENTRIA brands and is expected to close in the second-half of 2021, subject to regulatory approval and other customary closing conditions.

“We believe this transaction creates immediate, substantial value for our shareholders and highlights the immense value that exists within the Cornerstone Building Brands portfolio,” said James S. Metcalf, Chairman and Chief Executive Officer. “We have cultivated our IMP business into a market leader with strong assets. The IMP business is a better strategic fit with Nucor, who is well-positioned to take the business even further. We will continue to focus on investing in our core growth markets and driving value through our primary selling channels.”

The IMP business is a leading manufacturer of insulated metal panels in North America, a lightweight cladding solution servicing all sub-sectors within the non-residential end market. Under the terms of the agreement, the Company will sell seven manufacturing facilities, three offices, and a product innovation center, all located in North America. Approximately 830 employees will be transferred from Cornerstone Building Brands to Nucor. These facilities and their employees will continue to operate in the ordinary course until closing. Additionally, in conjunction with the sale, Nucor and Cornerstone Building Brands will enter into a long-term supply agreement. This agreement will enable the Company to continue to offer attractive IMP products as part of its metal buildings and components product offerings.

“With the proceeds of the sale, we will improve our leverage position by three-quarters of a turn and strengthen our financial flexibility to fuel accretive growth opportunities,” said Jeffrey S. Lee, Executive Vice President and Chief Financial Officer. “We remain disciplined in our capital deployment and advancement towards our de-levering goals. At the end of the first quarter of 2021, our net debt leverge would have been 3.9x, on a pro forma basis for this transaction.”

The IMP business contributed approximately $335 million of the Company’s net sales for the trailing twelve months ended April 3, 2021, reported through its Commercial segment. The Company expects post-tax transaction proceeds of approximately $750 million to be used to pay down a portion of its secured credit facilities, invest in organic growth and efficiency projects and strategic acquisitions.

Rothschild & Co served as the exclusive financial advisor and Debevoise & Plimpton LLP served as legal counsel to Cornerstone Building Brands for this transaction.

About Cornerstone Building Brands

Cornerstone Building Brands is the largest manufacturer of exterior building products for residential and low-rise non-residential buildings in North America. Headquartered in Cary, N.C., we serve residential and commercial customers across the new construction and repair and remodel markets. Our market leading portfolio of products spans vinyl windows, vinyl siding, stone veneer, insulated metal panels, metal roofing, metal wall systems and metal accessories. Cornerstone Building Brands’ broad, multichannel distribution platform and expansive national footprint includes more than 20,000 employees at manufacturing, distribution and office locations throughout North America. Corporate stewardship and environmental, social and governance (ESG) responsibility are deeply embedded in our culture, and we are committed to contributing positively to the communities where we live, work and play. For more information, visit us at www.cornerstonebuildingbrands.com.

Investor Relations

Tina Beskid

Vice President, Finance and Investor Relations

1-866-419-0042

info@investors.cornerstonebuildingbrands.com

Forward-Looking Statements

Certain statements and information in this presentation may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “anticipate," “guidance,” “plan,” “potential,” “expect,” “should,” “will,” “forecast,” “target” and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current expectations, assumptions and/or beliefs concerning future events. As a result, these forward-looking statements rely on a number of assumptions, forecasts, and estimates and, therefore, these forward-looking statements are subject to a number of risks and uncertainties that may cause the Company's actual performance to differ materially from that projected in such statements. Such forward-looking statements may include, but are not limited to, statements concerning our ability to satisfy the closing conditions of the transaction, including regulatory approvals, our ability to consummate the transaction on the anticipated timing, if at all, and our strategy and deleveraging performance. Among the factors that could cause actual results to differ materially include, but are not limited to, those described under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and other filings with the SEC, which identify important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward- looking statements. The Company expressly disclaims any obligation to update these forward-looking statements, whether as a result of new information, future events, or otherwise.

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